Exhibit (iv)

1401 H Street NW Suite 1000

Washington, DC 20005

TEL 800.643.4246

FAX 202.682.2425

WEB icimutual.com

January 29, 2020

Mr. Chris Fortier

Vice President & Counsel Eaton Vance Corporation Two International Place Boston, MA 02110

Re: Calvert Research and Management

Investment Company Blanket Bond No. 00125219B ("Bond") D&O/E&O Liability Insurance Policy No. 00125219D ("Policy")

Dear Chris:

I hereby confirm that the premiums and taxes due for the above referenced Bond and Policy have been paid for the period December 31, 2019 through December 31, 2020.

Feel free to call me at (202) 326-5468 if you have any questions. Sincerely,

/s/ Catherine Dalton

Catherine Dalton Underwriting Manager

ICI MUTUAL INSURANCE GROUP

ICI MUTUAL INSURANCE COMPANY, A RISK RETENTION GROUP I ICIM SERVICES, INC. I ICI MUTUAL INSURANCE BROKERS, INC.